ALAN R. SWIFT, CPA, P.A.

January 21, 2014

Securities and Exchange Commission

Office of Chief Accountant

100 F Street N.E. Washington, D.C. 20549

Re: Motivating the Masses, Inc.

File Ref. No. 333-187554

We have read the statements made by Motivating the Masses, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Motivating the Masses, Inc. Form 8-K report dated January 21, 2014. We agree with such statements as they pertain to our Firm in such Form 8-K, dated January 21, 2014.

Regards,

Alan R. Swift, CPA, PA

Certified Public Accountants and Consultants
Palm Beach Gardens, FL

800 VILLAGE SQUARE CROSSING, SUITE 118, PALM BEACH GARDENS, FL 33410
PHONE (561) 656-0818 FAX (561) 658-0245
www.aswiftcpa.com